Deer Consumer Products, Inc. Reports No Negative Sales Trend or Currency Risks from European Customers

Deer Announces Executive Appointments

NEW YORK, May 26 /PRNewswire-FirstCall/ --Deer Consumer Products, Inc. (Nasdaq: DEER; website: http://www.deerinc.com/), one of the world's largest vertically integrated designers and ODM/OEM manufacturers of home and kitchen electronics marketing to both global and China domestic consumers, is pleased to make the following announcements:

Deer Reports No Negative European Market Trends or Euro Currency Risks

Deer does not foresee any slowdown in order flow from European customers for Deer's products. Deer's business has no euro currency risk. Since the Company's inception 15 years ago, Deer has sold its products to international customers based on US dollars. Deer will continue to quote and market its products worldwide in US dollars.

"Deer is experiencing strong China domestic and international sales in our current second quarter. We do not foresee any down side risk from the European markets that could negatively impact our business. We use US dollars as the sole currency for our international sales and we do not participate in, or have the need for, currency hedging. We are still on track to meet or exceed our financial projections for 2010,” commented Bill He, Deer's Chairman & CEO.

Executive Appointments:

Deer has promoted Ms. Yongmei Helen Wang to the position of President. Previously, Ms. Wang was Deer's Head of International Sales and Corporate Secretary. Ms. Wang has been with the Company since its inception in 2001. She is a fluent speaker of English, Mandarin Chinese and Cantonese.

Deer also announces the appointment of Ms. Tina Feifei Li as the Company's Corporate Secretary, replacing Ms. Wang. Ms. Li has been with the Company in the last 5 years as an executive at the Company's Corporate Communications department. Ms. Li communicates in English, Mandarin Chinese and Cantonese.

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (Nasdaq: DEER; website: http://www.deerinc.com/) is a NASDAQ Global Select Market listed U.S. registered public company headquartered in China. Deer has a 15-year operating business as well as a strong balance sheet. Supported by more than 103 patents, trademarks, copyrights and approximately 2,000 company-trained seasonal and full time staff, Deer is a leading designer, ODM/OEM manufacturer and global marketer of quality small home and kitchen electric appliances. Deer's product lines include blenders, juicers, soy milk makers and a large variety of other home appliances designed to make today's lifestyles simpler and healthier. With more than 100 global clients/branded products such as Black & Decker, Ariete, Disney, Toastmaster, Magic Bullet, Back to Basics and Wal-Mart, and rapidly expanding China domestic market footprint, Deer has enjoyed rapid sales and earnings growth in recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact Information:
Corporate Contact:
Ms. Yongmei Helen Wang, President
Deer Consumer Products, Inc.
Tel: 011-86-755-86028285
Email: investors@deerinc.com